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                                                                       Exhibit 5


                   [letterhead of Harter, Secrest & Emery LLP]


                               August 27, 1998



Sel-Drum International, Inc.
501 Amherst Drive
Buffalo, New York 14207-2913

        Re:    Sel-Drum International, Inc.
               Registration Statement on Form SB-2

Ladies and Gentlemen:

        You have requested our opinion in connection with your Registration Statement on Form SB-2, as amended (Registration No. 333-59897), filed under the Securities Act of 1933, as amended (the "Registration Statement"), with the Securities and Exchange Commission in respect of the proposed sale by certain selling shareholders of Sel-Drum International, Inc., a New York corporation (the "Corporation") so identified in the Registration Statement (the "Selling Shareholders") of 845,000 authorized and issued shares (or 970,000 authorized and issued shares if the underwriters' option as to over-allotment is exercised in full) of the Common Stock, par value $.01 per share, of the Corporation (the "Common Stock"), subject to effectiveness of the Registration Statement.

        We have examined the following corporate records and proceedings of the Corporation in connection with the preparation of this opinion: its Certificate of Incorporation, as amended and restated to date; its Bylaws, as in force and effect on this date; its minute books, containing minutes and records of other proceedings of its shareholders and its Board of Directors to the date hereof; the Registration Statement and related Prospectus which constitutes a part thereof; applicable provisions of the laws of the State of New York; and such other documents and matters as we have deemed necessary in the circumstances.

        In rendering this opinion, we have made such examination of laws as we have deemed relevant for the purposes hereof. As to various questions of fact material to this opinion, we have relied upon representations and/or certificates of officers of the Corporation, certificates and documents issued by public officials and authorities, and information received from searchers of public records.

        Based upon and in reliance on the foregoing, we are of the opinion that:

        1. The Corporation has been duly incorporated and is validly existing under the laws of the State of New York.



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Sel-Drum International, Inc.
August 27, 1998
Page 2

        2. The shares of Common Stock to be sold by the Selling Shareholders upon the effectiveness of the Registration Statement will, when sold and paid for as described in the Registration Statement, be validly authorized and legally issued and outstanding, fully paid and non-assessable.

        We hereby consent to be named in the Registration Statement and to the use of our name under the caption "Legal Matters" set forth in the related Prospectus which constitutes a part of the Registration Statement, as attorneys who will pass upon the legality of the shares of Common Stock offered thereby, and we hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                       Very truly yours,

                                       /s/ Harter, Secrest & Emery LLP